Exhibit 99.1

FOR IMMEDIATE RELEASE Press Contact: Jeff Norman Extra Space Storage (801) 365-1759 jnorman@extraspace.com

Extra Space Storage Inc. Enters into Definitive Agreement to Acquire SmartStop Self Storage, Inc.

Acquisition to add 121 owned and 43 managed stores to the Extra Space Storage platform

SALT LAKE CITY – June 15, 2015 – Extra Space Storage Inc. (“Extra Space”) (NYSE: EXR), a leading owner and operator of self-storage properties, announced today it has entered into a definitive agreement to acquire SmartStop Self Storage, Inc. (SmartStop), a public, non-traded real estate investment trust (REIT). SmartStop stockholders will receive $13.75 per share in cash which represents a total purchase price of $1.4 billion. Extra Space will pay $1.29 billion, and the remaining $120 million will come from the sale of certain assets by SmartStop at or prior to the closing.

SmartStop, based in Ladera Ranch, California, is currently the seventh largest owner and operator of self-storage facilities in the United States, operating 169 self-storage properties in 21 states, and in Toronto, Canada.

Upon completion of the acquisition, Extra Space will own 121 SmartStop stores and will assume the property management of 43 third-party managed stores, all located in the United States. Certain assets of SmartStop will be sold for approximately $120 million, as adjusted for certain construction costs, at or prior to the closing of the transaction, including one store in California, beneficial interests in two stores in Alabama and five stores in Toronto, Canada. The stores in Alabama and California will be managed by Extra Space following the transaction.

“We are delighted to announce this acquisition. SmartStop has built a high-quality national portfolio, and these 164 stores will enhance and complement our physical footprint and digital presence,” commented Spencer Kirk, Chief Executive Officer of Extra Space Storage. “We will be welcoming many SmartStop associates to the Extra Space team, and we look forward to sharing best practices with our new team members.”

The acquisition is expected to be accretive to funds from operations as adjusted (AFFO). Once completed, the acquisition will increase Extra Space’s presence across the United States. The acquisition is subject to the approval of SmartStop’s stockholders and other customary closing conditions. Extra Space management expects the acquisition to close in the latter half of 2015.

Summary of Strategic Benefits:

•	Extra Space will gain additional physical and digital scale in markets where it already has a strong operating presence.

•	The portfolio includes well-located, high-quality physical facilities.

•	The acquired sites provide opportunities for occupancy and rate increases and other income opportunities.

•	This transaction establishes a new property management relationship with Strategic Storage Trust II, Inc. and Strategic Storage Growth Trust, Inc., entities affiliated with SmartStop.

Transaction Advisors

Latham & Watkins LLP; Holland & Hart LLP; Sive, Paget & Riesel P.C. and Jones Waldo Holbrook & McDonough, PC acted as Extra Space Storage’s outside legal counsel in connection with this transaction.

Forward Looking Statement

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning the timing, completion and benefits of the acquisition of SmartStop, the expected accretive impact to AFFO, the transition of SmartStop employees, and other statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such factors include, but are not limited to:

•	adverse changes in general economic conditions, the real estate industry and the markets in which we operate;

•	failure to close pending acquisitions on expected terms, or at all, including the acquisition of SmartStop;

•	failure to successfully integrate acquired self-storage facilities;

•	the effect of competition from new and existing self-storage facilities or other storage alternatives, which could cause rents and occupancy rates to decline;

•	difficulties in our ability to evaluate, finance, complete and integrate acquisitions and developments successfully and to lease up those stores, which could adversely affect our profitability;

•	potential liability for uninsured losses and environmental contamination;

•	the impact of the regulatory environment as well as national, state and local laws and regulations, including, without limitation, those governing REITs, tenant reinsurance and other aspects of our business, which could adversely affect our results;

•	disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede our ability to grow;

•	increased interest rates and operating costs;

•	reductions in asset valuations and related impairment charges;

•	the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

•	the failure to maintain our REIT status for federal income tax purposes;

•	economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan; and

•	difficulties in our ability to attract and retain qualified personnel and management members.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

About Extra Space Storage Inc. Extra Space Storage Inc., headquartered in Salt Lake City, is a fully integrated, self-administered and self-managed real estate investment trust. As of March 31, 2015, Extra Space owned and/or operated 1,106 self-storage properties in 35 states, Washington, D.C. and Puerto Rico.

Extra Space’s properties comprise approximately 740,000 units and approximately 81.8 million square feet of rentable space. Extra Space Storage Inc. offers customers a wide selection of conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. Extra Space is the second largest owner and/or operator of self-storage properties in the United States.

For more information, please visit www.extraspace.com.

SOURCE Extra Space Storage Inc.

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